As filed with the Securities and Exchange Commission on May 22, 2008

Registration No. 333-110111

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WJ COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1402710
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o TriQuint Semiconductor, Inc.

2300 N.E. Brookwood Parkway,

Hillsboro, Oregon 97124

(503) 615-9000

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Ralph G. Quinsey

President and Chief Executive Officer

c/o TriQuint Semiconductor, Inc.

2300 N.E. Brookwood Parkway,

Hillsboro, Oregon 97124

(503) 615-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Douglas D. Morris	Darrell C. Smith
Ater Wynne LLP	Shumaker, Loop & Kendrick, LLP
222 SW Columbia Street,	101 E. Kennedy Blvd.
Suite 1800	Suite 2800
Portland, Oregon 97201	Tampa, Florida, 33602
(503) 226-8416	(813) 229-7600

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-110111) of the Registrant (the “Registration Statement”), pertaining to the registration of 15,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), which was filed on Form S-3 with the Securities and Exchange Commission (the “SEC”) on October 30, 2003, as amended by Pre-Effective Amendment No. 1 on December 1, 2003, Pre-Effective amendment No. 2 on December 12, 2003 and Pre-Effective Amendment No. 3 on December 24, 2003.

Effective as of May 22, 2008 (the “Effective Date”), pursuant to an Agreement and Plan of Merger dated as of March 9, 2008, by and among the Company, TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”), and its wholly owned subsidiary, ML Acquisition, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, the Company became a wholly-owned subsidiary of TriQuint (the “Merger”), and each outstanding share of the Company’s Common Stock was converted into a right to receive $1.00 in cash.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister all of the shares of the Registrant’s Common Stock registered under the Registration Statement which remain unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized on May 22, 2008.

WJ COMMUNICATIONS, INC.

By:	/s/ Ralph G. Quinsey
Name:	Ralph G. Quinsey
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Ralph G. Quinsey	Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2008
Ralph G. Quinsey

/s/ Steve Buhaly	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 22, 2008
Steve Buhaly